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EXHIBIT 10.1

SEVENTH AMENDMENT TO OFFICE LEASE

        THIS SEVENTH AMENDMENT TO LEASE ("Amendment") dated August 20, 2002 for reference purposes only is entered by and between Malibu Canyon Office Partners, LLC, a California limited liability company ("Landlord"), and On Assignment, Inc., a Delaware corporation ("Tenant"), with reference to the following facts:

R E C I T A L S

A.
Tenant currently occupies certain "Premises" of Landlord (as more particularly defined in the Lease, as such term is defined below) consisting of a portion of the building commonly known as Building D, 26651 West Agoura Road, Calabasas, CA, 91302 and a "Storage Room" and an "Additional Storage Room", pursuant to that certain Office Lease dated December 7, 1993 (the "Office Lease"), by and between Landlord's predecessor in interest, Malibu Canyon Office Partners, L.P., a California limited partnership, and Tenant, as amended by (i) that certain First Amendment to Lease dated August 15, 1995 (the "First Amendment"), (ii) that certain Second Amendment to Lease dated September 5, 1995 (the "Second Amendment"), (iii) that certain Third Amendment to Lease dated as of April 8, 1997 (the "Third Amendment"), (iv) that certain Fourth Amendment to Lease dated as of June 23, 1997 (the "Fourth Amendment"), (v) that certain Fifth Amendment to Lease dated as of July 29, 1998 (the "Fifth Amendment") and (vi) that certain Sixth Amendment to Lease dated as of March 15, 1999 (collectively, the "Prior Amendments"; the "Office Lease" and the "Prior Amendments" are collectively referred to herein as the "Lease").

B.
Landlord and Tenant desire to extend the Term of the Lease, and to further modify the terms and provisions thereof of the Lease provided in this Amendment; and

C.
The parties wish to memorialize the terms of their mutual agreement;

        NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

A G R E E M E N T

1.
Extension of Term. (a)    The expiration date of the Term is hereby extended from March 14, 2004 to and including March 31, 2011. Except for the Option Term granted in Paragraph 1(b) below, Tenant shall have no further options to (i) extend the Term of the Lease or (ii) terminate the Term of the Lease prior to the March 31, 2011 expiration date denoted above, except for termination rights expressly contained in the Lease as a result of the damage to or destruction or Taking of Premises (and even then only to the extent such termination rights, if any, may exist under the Lease).

  (b)    Provided no default (including any matter which would constitute a default with either the passage of time or the giving of notice) by Tenant has occurred at any time prior to the time the "Extension Notice" (as hereinafter defined) is received by Landlord or thereafter until the commencement of the "Option Term" (as hereinafter defined), Tenant shall have the option to extend the Term of the Lease as to Tenant's entire Premises only for one (1) additional term (the "Option Term") of five (5) years following the expiration of the Term (as extended pursuant to Paragraph 1(a) above). Tenant shall exercise its right to extend the Term by the Option Term, if at all, by delivering written notice (the "Extension Notice") to Landlord of Tenant's election to do so no earlier than three hundred sixty-five (365) days, and no later than two hundred seventy (270) days, before the expiration of then current Term. Tenant's occupancy of the Premises during the Option Term shall be subject to all of the terms and conditions of this Lease, except that

  (i) Tenant shall have no further options to extend the Term, (ii) commencing on the first day of the Option Term, the monthly Base Rent payable by Tenant for each square foot of Rentable Area contained in the Premises shall be equal to the median rate per square foot under the three (3) most recent lease transactions for space in the Project and (iii) Landlord shall have no obligation to provide Tenant with an improvement allowance or otherwise improve or modify any portion of the Premises for Tenant's benefit during the Option Term. The Base Rent payable by Tenant for the Premises during the Option Term shall thereafter be increased by three percent (3%) on each one (1) year anniversary of the Option Term commencement date. Landlord's failure to request payment of an estimated or actual rent adjustment shall not constitute a waiver of the right to any adjustment under this Lease. Following Tenant's valid exercise of the option to extend the Term by the Option Term, Tenant shall immediately upon request by Landlord enter into an amendment to this Lease, prepared by Landlord, memorializing the terms of such extension of the Term by the Option Term. Wherever in the Lease the phrase the "initial Term" appears, the provision to which such phrase pertains shall apply only to the initial Term (as extended pursuant to Paragraph 1(a) above) and not to the Option Term.

2.
Base Rent.    Commencing on April 1, 2004, the Base Rent payable by Tenant for the Premises (excluding the Storage Room and the Additional Storage Room) shall be one and 89/100 dollars for each square foot of Rentable Area contained in the Premises, for a total monthly Base Rent of fifty-seven thousand six hundred ninety-nine and 89/100 dollars (57,699.89). Tenant shall continue to pay Base Rent for the Storage Room and the Additional Storage Room at the times, in the manner and in the amounts (including scheduled increases thereto) in accordance with the terms of the Second Amendment and the Fourth Amendment, as applicable; provided, that following the increase scheduled for April 1, 2004, the Base Rent for both the Storage Room and the Additional Storage Room shall increased by four percent (4%) every other year (i.e. on April 1, 2006 and April 1, 2008). On April 1, 2006, April 1, 2008, and April 1, 2010 (each such day hereinafter referred to as an "Adjustment Date"), the Base Rent scheduled for payment by Tenant for the Premises (excluding the Storage Room and the Additional Storage Room) on the day immediately preceding the applicable Adjustment Date shall be increased by four percent (4%), and such increased amount shall be the Base Rent payable by Tenant until the next Adjustment Date. Landlord's failure to notify Tenant of such increase or to collect the same from Tenant shall not constitute a waiver of Landlord's right to such increase in Base Rent.

  Notwithstanding the foregoing, provided no default by Tenant exists under the Lease (including any circumstance which would constitute a default either with the giving of notice or the passage of time), Tenant's obligation to pay Base Rent for the Premises (excluding the Storage Room and the Additional Storage Room) for the period commencing on September 1, 2002 through and including February 28, 2003 shall be reduced by fifty percent (50%) (calculated at Tenant's then current Base Rent) for each square foot of Rentable Area contained in the Premises, but Tenant's use and occupancy of the Premises during such time shall otherwise be subject to all of the terms and conditions of the Lease.

3.
Escalation Rent.    Commencing on April 1, 2004, (i) the Base Year under the Lease for purposes of calculating Tenant's Escalation Rent shall be changed to 2004 and (ii) Tenant's obligation to pay Escalation Rent shall be suspended through March 31, 2005. Except as expressly provided herein, Tenant shall continue to pay Escalation Rent in the manner previously provided in the Lease. From and after the date hereof, any provisions contained in the Lease which might limit Tenant's obligation to pay increases in Taxes or Operating Expenses (e.g. protections against increases in Taxes resulting from the sale or transfer of the Project) shall be no force or effect. If less than ninety-five percent (95%) the total Rentable Area of the Project is occupied during the Base Year or any subsequent calendar year during the Term, then Landlord may adjust actual Operating Expenses for such Base Year or subsequent calendar year (during which less than ninety-five percent (95%) occupancy exists) to equal Landlord's reasonable and good faith estimate of what Operating Expenses would have been had ninety-five percent (95%) of the total Rentable Area of the Project been occupied; provided, however, that such adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases.

4.
Security Deposit.    The original Tenant named herein shall have no further obligation to maintain a Security Deposit with Landlord, and Landlord shall refund Tenant's existing thirty-six thousand seven hundred seventy-four and 80/100 dollars (36,774.80) Security Deposit to Tenant within ten (10) business days following the parties full execution and delivery of this Amendment.

5.
Parking.    Within sixty (60) days following the parties full execution and delivery of this Amendment, (i) sixteen (16) of the surface parking spaces located along the east face of the Building (as denoted in Exhibit "A" attached hereto) shall be reserved for Tenant's exclusive use and (ii) Tenant shall also have the right to convert up to three (3) more of its existing parking allotment to reserved subterranean parking spaces; provided that Landlord determines, in its sole discretion, that such additional reserved spaces are available for lease to Tenant. The sixteen (16) surface parking spaces described in clause (i) above include the currently existing two "visitor" and the one "loading" parking spaces, but does not include any currently existing handicapped parking spaces. Landlord and Tenant shall each pay one-half (1/2) of Landlord's actual cost of marking any parking spaces as being reserved for Tenant's use. The parking spaces described in clauses (i) and (ii) of this Paragraph 5 shall be included within the allotment of parking spaces to which Tenant is entitled under the Lease (i.e. the total number of spaces to which Tenant is entitled shall not be increased hereby). From and after April 1, 2004, parking rates for Tenant's eleven (11) existing subterranean spaces (and any future subterranean parking spaces, if any, made available for use by Tenant) shall be fixed at sixty dollars ($60.00) a month for each such space through the Term.

6.
Improvement Allowance.    Landlord shall provide Tenant with an allowance of twenty-four dollars ($24.00) for each square foot of Rentable Area contained in the Premises (excluding the Storage Space and the Additional Storage Space), for a total allowance of seven hundred thirty-two thousand six hundred ninety-six dollars ($732,696.00) (the "Improvement Allowance"). The Improvement Allowance shall be subject to (i.e. reduced by) an administrative charge of thirty-six thousand six hundred thirty-four and 80/100 dollars (36,634.80) payable to The Johnston Group, an affiliate of Landlord. Thus, the actual Improvement Allowance to be made available to Tenant shall be six hundred ninety-six thousand sixty-one and 20/100 dollars ($696,061.20).

  Tenant may apply the Improvement Allowance towards any actual third party costs paid by Tenant in connection with constructing improvements in the Premises, including without limitation, costs of space planning or other design, cabling, telephone and data equipment (including Tenant's furniture or other movable personal property). Tenant may apply any portion of the Improvement Allowance remaining following completion of its improvements to the Premises and payment of the costs described in the preceding sentence towards the Base Rent and Escalation Rent owing by Tenant under the Lease. Landlord shall commence to make the Improvement Allowance available to Tenant following the full execution and delivery of this Amendment, with actual disbursements being made from time to time thirty (30) days after Landlord's receipt of evidence reasonably acceptable to Landlord that Tenant has actually incurred and paid costs for matters denoted in clause (i) of this Paragraph 6. If Tenant desires to apply any remaining portion of the Improvement Allowance (i.e. following completion of work and payment of third party costs as described above) towards Base Rent or Escalation Rent, Tenant shall notify Landlord, in writing, at least at least ten (10) business days before the applicable payment is due, which notice shall include the amount of the Improvement Allowance to be so applied and the rental period to which it should apply.

  Any improvements or other work constructed in the Premises using the Improvement Allowance (the "Allowance Improvements") shall constitute Alterations, and shall be performed in accordance with the provisions of Section 8 of the Office Lease. However, Tenant may elect to select the general contractor to perform the Improvement Alterations, provided that (i) said general contractor is licensed and bonded and carries insurance reasonably required by Landlord (naming Landlord and Landlord's Mortgagees' as additional insureds thereunder), (ii) Tenant provides Landlord with the name, address and such other information required by Landlord with respect to said general contractor and (iii) any work performed to life safety, mechanical (including HVAC) or electrical systems shall be subject to the sentence immediately following. If Tenant wishes, Tenant may also select the electrical and mechanical contractor(s) to perform Allowance Improvements work affecting the Premises' life safety mechanical (including HVAC) or electrical systems; provided that (i) said contractors are licensed and bonded and carry insurance reasonably required by Landlord (naming Landlord and Landlord's Mortgagees' as additional insureds thereunder), (ii) Tenant provides Landlord with the name, address and such other information required by Landlord with respect to said contractors and (iii) if Tenant does so, then Tenant shall be required to repair, maintain, replace and otherwise address any and all problems with any Project life safety, mechanical or electrical systems affected by said work, notwithstanding the fact that the Office Lease or any of the Prior Amendments may otherwise have required the Landlord to undertake such repair, maintenance or replacements.

7.
Temporary Premises.    Within thirty (30) days following Landlord's receipt of a written request by Tenant, Landlord shall make approximately five thousand (5,000) square feet of Rentable Area in the Project available for use by Tenant as a temporary premises (the "Temporary Premises") while Tenant undertakes certain Alterations to the Premises. Tenant shall make such request, if at all, within forty-five (45) days following the parties' full execution of this Amendment. If Tenant makes such a request within the time provided in this Paragraph 7, then Landlord shall permit Tenant to make use of the Temporary Premises for a period not to exceed one hundred eight (180) days (measured from the date Landlord makes the Temporary Space available for Tenant's use), free from the Payment of Base Rent and Escalation Rent (for the Temporary Space only), but subject to all of the other terms and conditions contained in the Lease. The actual location of the Temporary Premises shall be determined by Landlord, in its sole and absolute discretion.

  Landlord shall not be in default under the Lease if Landlord is unable to make Temporary Premises available for Tenant's use. If Landlord is not able to tender Temporary Premises to Tenant within thirty (30) days following Tenant's timely request therefor, then Tenant's sole remedy shall be the right to cancel this Amendment by written notice received by Landlord within ten (10) days following the expiration of such thirty (30) day period. Tenant shall be deemed to have elected not to cancel this Amendment if Tenant fails to deliver a written notice of cancellation to Landlord within the ten (10) day period referenced above. If Tenant elects to cancel this Amendment within the time and manner described above, then (i) the Lease shall remain in full force and effect, as if the parties had never entered into this Amendment, and (ii) Tenant shall promptly return to Landlord any portion of the Improvement Allowance previously disbursed by Landlord (including disbursements by application against Base Rent and/or Escalation Rent).

8.
Monument Signage.    Landlord shall provide Tenant with (i) a monument sign facing Agoura Road and (ii) building signage on or our near the main entry door to the Premises. Landlord shall construct the physical monument sign at Landlord's sole cost and expense, but Tenant shall pay the entire cost of designing, creating and placing Tenant's actual signage on the monument. The monument sign to be constructed by Landlord pursuant to this Paragraph 8 shall be reasonably comparable to the monument signs currently existing for the building located in the Project and commonly known as "Building "C". Subject to the immediately preceding sentence, all such signage, including, without limitation, the location, design, size, color, and type thereof, shall comply with and be subject to (i) Landlord's prior written consent, which shall not be unreasonably withheld, (ii) Building signage standards, if any, and (iii) all applicable Law. Tenant's signage rights under this Paragraph 8 shall automatically terminate if Tenant does not provide Landlord with a sign plan reasonably acceptable to Landlord within two (2) calendar years following the date of this Amendment. Tenant may apply any remaining portion of the Improvement Allowance under Paragraph 6 above against the cost of the monument or building signage which may be placed under this Paragraph 8.

9.
Expansion Space.    From and after April 1, 2004, provided that no default by Tenant (which shall include any matter which would constitute a default either with the passage of time or the giving of notice) has occurred prior to the time the "Expansion Space Notice" (as such term is defined below) is received by Landlord or thereafter until the date on which the "Tenant's Exercise Notice" (as such term is defined below) is received by Landlord, Tenant shall have the ongoing right for the lease of any leaseable space located in the Building (the "Expansion Space") to the extent the same becomes available for lease to Tenant (which for purposes hereof shall mean that such space is not then occupied or subject to lease or any option or right for lease extension or premises expansion by any other tenant or person (whose option right or right of lease extension predates the date of this Amendment)) during the Term, exercisable as follows: If Tenant desires to expand the Premises to include any Expansion Space, Tenant shall deliver written notice thereof to Landlord (the "Expansion Space Notice"). Promptly following receipt of the Expansion Space Notice, Landlord shall deliver to Tenant written notice of any configurations of Expansion Space which Landlord determines is available or is scheduled to become available during the twelve (12) month period following the date of Tenant's Expansion Space Notice (Landlord shall not be required to break up existing configurations of space if Landlord determines, in its sole discretion, that doing so will make the remaining space less marketable), and Tenant shall have ten (10) business days following the date of such notice from Landlord to elect by written notice to Landlord (the "Tenant's Exercise Notice") to lease (commencing upon the date Landlord makes the same available to Tenant) all of any one (1) configuration of such Expansion Space for a term co-terminus with the Lease Term and otherwise subject to all applicable terms and conditions of this Lease; provided, however, that (i) the Base Rent initially payable by Tenant for the Expansion Space shall be the fair market rate for comparable space within the Project, in each case as reasonably determined by Landlord, (ii) Base Rent shall thereafter be increased at the times and in the manner applicable to the balance of Tenant's then existing Premises, (iii) no free rent or other concessions shall be applicable to the Expansion Space and (iv) Landlord shall have the right to either (x) provide Tenant with a tenant improvement allowance equal to the allowance then being offered by Landlord to comparable renewal tenants for comparable space within the Project, in each case as reasonably determined by Landlord, or (y) improve the Expansion Space (which improvements shall constitute an "Alteration" under the Lease) to conform to improvements then being offered by Landlord to comparable renewal tenants for comparable space within the Project, in each case as reasonably determined by Landlord. The tenant improvement allowance or improvement work, if any, performed by Landlord with respect to the Expansion Space shall be used solely for the construction of improvements to be permanently affixed to the Premises, which shall not include Tenant's telephone, computer, and data systems, furniture, or other personal improvements desired by Tenant.

  If (i) Tenant does not deliver an Expansion Space Notice, or (ii) after delivery of Tenant's Expansion Space Notice and receipt of notice of any available space from Landlord, Tenant does not deliver Tenant's Exercise Notice within such ten (10) business day period electing to lease such Expansion Space, Landlord may proceed to lease such Expansion Space to any party upon any terms and conditions as Landlord desires. If Tenant delivers the Expansion Space Notice, then (i) the "Premises" shall thereafter be deemed for all purposes to include the Expansion Space. Tenant shall within thirty (30) days following Landlord's request execute an amendment to this Lease prepared by Landlord to reflect the addition to the Premises of the Expansion Space, and Landlord may, but without obligation to do so, declare the Tenant's Exercise Notice to be null and void if Tenant fails to execute such amendment. Notwithstanding anything to the contrary contained in this paragraph, Tenant may not deliver an Expansion Space Notice or otherwise exercise its right to lease any Expansion Space after March 31, 2009.

10.
Assignment and Subletting.    Notwithstanding anything to the contrary contained in the Lease, the original Tenant hereunder may, without Landlord's consent, assign its interest in this Lease or sublet all or a portion of the Premises to any affiliate of said original Tenant provided that (i) Tenant gives Landlord thirty (30) days prior written notice of such transfer and delivers to Landlord concurrently with such notice all of the information which would otherwise reasonably be required in connection with a request for consent, (ii) the transaction otherwise complies with the provisions of the Lease, and (iii) such assignment or sublease does not, in Landlord's reasonable opinion, impair Tenant's ability to fulfill its obligations under this Lease. For purposes of the preceding sentence, an "affiliate" means any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Tenant.

  In the case of an assignment, one-half of any sums or other economic consideration received by Tenant as a result of such assignment shall be paid to Landlord after first deducting (i) the cost of any reasonable real estate commissions, legal fees, and other direct and customary costs actually incurred and paid by Tenant in connection with such assignment and (ii) the actual third party costs of any Alterations to the Premises made and paid for by Tenant in connection with such assignment, amortized over the remaining Term of the Lease. In the case of a subletting, one-half of any sums or economic consideration received by Tenant as a result of such subletting shall be paid to Landlord after first deducting (1) the rental due hereunder, prorated to reflect only rental allocable to the sublet portion of the Premises, (2) the cost of leasehold improvements made to the sublet portion of the Premises at Tenant's cost, amortized over the term of this Lease except for leasehold improvements made for the specific benefit of the subtenant, which shall be amortized over the term of the sublease, and (3) the cost of any real estate commissions, legal fees and other direct and customary costs actually incurred and paid by Tenant in connection with such subletting, amortized over the term of the sublease.

  Without limiting Landlord's other rights under the Lease, upon request by Tenant to assign this Lease or sublet any portion of the Premises, Landlord may elect to terminate this Lease effective as of the date Tenant proposes to assign this Lease or sublet all of the Premises, or in the case of a sublease which, individually or aggregated with previous subleases of the Premises, affects ten thousand (10,000) or more square feet of Rentable Area, terminate this Lease as to the portion of the Premises proposed to be sublet as of the date of such proposed partial sublease (provided that Landlord concurrently accelerates the expiration date of the Term of the Lease with respect to the terminated portion of the Premises). Tenant understands and acknowledges that Landlord's option to terminate the Lease rather than approve the assignment thereof or the subletting of all or any portion of the Premises, is a material inducement for Landlord's agreeing to this Amendment upon the terms and conditions herein set forth. However, Landlord shall have no right to terminate the Lease under this grammatical paragraph in connection with a proposed assignment of this Lease or a subletting by the original Tenant hereunder to any affiliate (as defined above) of said original Tenant.

11.
Other Terms of Occupancy.    Except as expressly providing in this Amendment to the contrary, Tenant's occupancy of the Fourth Expansion Premises shall be subject to all of the terms and conditions contained in the Lease, except that (i) there shall be no abatement or credit to Tenant's obligations to pay rent for the Fourth Expansion Premises and (ii) Tenant shall not be entitled to the Landlord's Payment provided for in Section 42 of the Lease.

12.
Miscellaneous.

a.
The terms used herein shall have the same meaning as those defined in the Lease unless expressly contradicted in this Amendment.

b.
The submission of the Amendment is only an invitation to deal and shall not be deemed an offer by Landlord. Only a fully executed and delivered Amendment shall bind the parties hereto.

c.
In the event of a conflict between the provisions of this Amendment and those of the Lease, the provisions of this Amendment shall control. Except for purposes of determining whether a conflict exists between the Lease and this Amendment, the term "Lease" as used herein shall include the provisions of this Amendment.

d.
Except as expressly provided herein, all of the terms and provisions contained in the Lease remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

"TENANT"		"LANDLORD"

ON ASSIGNMENT, INC., a Delaware corporation		MALIBU CANYON OFFICE PARTNERS, LLC, a California limited liability company

By:	/s/ RONALD W. RUDOLPH	By:	MB REAL ESTATE, INC., a California corporation
Print Name:	Ronald W. Rudolph
Its:	CFO		By:	/s/ JEFFREY A. JOHNSTON
Jeffrey A. Johnston, Vice President
By:	/s/ JOSEPH PETERSON, M.D.
Print Name:	Joseph Peterson, M.D.
Its:	CEO	If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument. If Tenant is a limited liability company, this instrument must be executed by Tenant's manager, unless another person or entity is authorized pursuant to Tenant's Operating Agreement or a member's resolution, in which case a certified copy of the Operating Agreement or resolution, as the case may be, must be attached to this instrument.

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  EXHIBIT 10.1
SEVENTH AMENDMENT TO OFFICE LEASE